                                                                    EXHIBIT 11.1

                              CARDIOMETRICS, INC.
                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE
                 (IN THOUSANDS, EXCEPT NET LOSS PER SHARE DATA)

                                                                       YEAR ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                               1996        1995       1994
                                                              -------     -------    -------
Net loss............................................          $(2,178)    $(2,206)   $(3,569)
Shares used in computation of net loss per share:
  Weighted average of shares of common stock
     outstanding....................................            6,834       1,166        104
  Shares related to Staff Accounting Bulletin Nos.
     55, 64 and 83..................................               --         168        184
                                                               ------      ------    --------
Shares used in net loss per share computation.......            6,834       1,334        288
                                                               ------      ------    -------
Net loss per share..................................          $ (0.32)    $ (1.65)   $(12.40)
                                                               ======      ======    =======
Calculation of shares outstanding for computing pro
  forma net loss per share:
  Adjusted to reflect the effect of assumed
     conversion of convertible preferred stock from
     the date of issuance...........................                        3,516      4,007
                                                                           ------    -------
Shares used in computing pro forma net loss per
  share.............................................                        4,850      4,295
                                                                           ------    -------
Pro forma net loss per share........................                      $ (0.45)   $ (0.83)
                                                                           ======    =======